Exhibit 99.1


After the transactions reported in this Form 4, the amounts of Class A Common Stock and Class B Common Stock beneficially owned by:

(a) The GML GRAT Remainder Trust is 1,343,846 shares of Class A Common Stock held directly.

(b) The WPL GRAT Remainder Trust is 1,280,456 shares of Class A Common Stock and 634,152 shares of Class B Common Stock held directly.

(c) Gary M. Lauder includes (i) 1,343,846 shares of Class A Common stock held indirectly as trustee of the GML GRAT Remainder Trust and (ii) 1,280,456 shares of Class A Common Stock and 634,152 shares of Class B Common Stock held indirectly as trustee of the WPL GRAT Remainder Trust. GML disclaims beneficial ownership of the shares in clauses (i) and (ii) to the extent he does not have a pecuniary interest in such securities.

(d) William P. Lauder includes (i) 45,927 shares of Class A Common Stock and 3,262,800 shares of Class B Common Stock held directly,(ii) 5,234 shares of Class A Common Stock and 22,870 shares of Class B Common Stock held indirectly in custody for his children, (iii) 1,280,456 shares of Class A Common Stock and 634,152 shares of Class B Common Stock held indirectly as trustee of the WPL GRAT Remainder Trust, and (iv) 1,343,846 shares of Class A Common Stock held indirectly as trustee of the GML GRAT Remainder Trust. WPL disclaims beneficial ownership of the shares in clauses (ii), (iii) and (iv) to the extent he does not have a pecuniary interest in such securities.